Number: C0753480

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that CONSOLIDATED GLOBAL MINERALS LTD. changed its name to GLOBAL MINERALS LTD. on November 27, 2006 at 09:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On November 27, 2006 RON TOWNSHEND Registrar of Companies Province of British Columbia Canada